Exhibit 99
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 30, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION
CLOSES EXERCISE OF OVER-ALLOTMENT OPTION

DOVER, DE - Chesapeake Utilities Corporation (the “Company”) announced today that it has completed the sale of 90,045 additional shares of its common stock, pursuant to the exercise by Robert W. Baird & Co., lead book-running manager and A.G. Edwards & Sons, Inc., co-lead manager (the “Underwriters”) of the over-allotment option granted to the Underwriters by the Company in connection with the offering of 600,300 shares of common stock completed on November 21, 2006.

The Company plans to use the net proceeds of $2.6 million from the sale of the over-allotment shares to repay a portion of the Company’s short-term debt. Short-term debt has been used to temporarily finance the Company’s utility expansion projects.

Copies of the final prospectus supplement may be obtained from Robert W. Baird & Co. Incorporated Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.

###

FOR MORE INFORMATION:
Michael P. McMasters
Senior Vice President and Chief Financial Officer
302.734.6799

Beth W. Cooper
Vice President, Treasurer and Corporate Secretary
302.734.6022